Exhibit 16.1

SRCO Professional Corporation

Chartered Professional Accountants
Licensed Public Accountants
Park Place Corporate Centre
15 Wertheim Court, Suite 409
Richmond Hill, ON L4B 3H7

Tel: 905 882 9500 & 416 671 7292
Fax: 905 882 9580
Email: info@srco.ca

July 29, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Novo Integrated Sciences, Inc.

We have read Item 4.01 of Form 8-K dated July 27, 2022 of Novo Integrated Sciences, Inc. and are in agreement with the statements contained therein as it pertains to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

/s/ SRCO Professional Corporation

CHARTERED PROFESSIONAL ACCOUNTANTS
Authorized to practice public accounting by the
Chartered Professional Accountants of Ontario